As Filed with the Securities and Exchange Commission on July 1, 2005	Registration No. 333-124628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0376558 (I.R.S. Employer Identification Number)

1689 NONCONNAH BLVD, SUITE 111
MEMPHIS, TN 38132
Telephone (901) 348-4100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s
Principal Executive Offices)

PETER D. HUNT
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PINNACLE AIRLINES CORP.
1689 NONCONNAH BLVD, SUITE 111
MEMPHIS, TN 38132
(901) 348-4100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for
Service)

Copies to
Sam Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Telephone (901) 526-2000
Facsimile (901) 577-2303

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be	Amount to be		Proposed Maximum		Proposed Maximum		Amount of
registered	Registered		Offering Price per Share		Aggregate Offering Price		Registration Fee
3 1/4% Senior Convertible Notes due 2025	$121,000,000	(1)	100%	(2)(3)	$121,000,000	(2)	$14,242*
Common Stock, $0.01 par value	11,121,315	(4)	Not Applicable (5)		Not Applicable (5)		Not Applicable (5)*

(1)	Represents the aggregate principal amount of 3 1/4% Senior Convertible Notes due 2025 (the “Notes”) issued by the Registrant.

(2)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended the “Securities Act”).

(3)	Exclusive of accrued interest and distributions, if any.

(4)	This number represents the maximum number of shares of common stock that are issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on a maximum conversion rate of 91.9117 shares per $1,000 principal amount of the Notes at maturity. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(5)	No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

*	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1, 2005

PROSPECTUS

$121,000,000

3 1/4% Senior Convertible Notes due 2025 and
Shares of Common Stock Issuable Upon Conversion of the Notes

Holders of our 3 1/4% Senior Convertible Notes due 2025 named in this prospectus or in prospectus amendments or supplements may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

The notes were offered by us at an issue price of $1,000 per note. Interest on the notes at the rate of 3.25% per year on the principal amount at maturity is payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2005 until maturity. The notes are senior unsecured obligations and will rank equally with future senior unsecured indebtedness, if any. In addition, the notes are effectively subordinated to any existing or future secured indebtedness, as to the assets securing such indebtedness as well as all indebtedness and other liabilities, including trade payables, of our subsidiaries.

Convertibility of the Notes:

Holders may convert their notes based on a conversion rate of 75.6475 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $13.22 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if the notes are called for redemption, (3) if specified corporate transactions or distributions to holders of our common stock occur, (4) if a change of control occurs or (5) during the 10 trading days prior to, but not on, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert its notes in connection with a change of control that occurs prior to February 15, 2010, the holder will also be entitled to receive a make whole premium upon conversion in some circumstances.

Purchase of the Notes by Pinnacle at the Option of the Holder:

Holders may require us to purchase for cash all or a portion of their notes on February 15, 2010, February 15, 2015 and February 15, 2020 at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date. In addition, if we experience a change of control as described in this prospectus, holders may require us to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, as described in this prospectus.

Redemption of the Notes at Our Option:

We may redeem for cash all or a portion of the notes at any time on or after February 15, 2010, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date.

As of the date of this prospectus, the notes and the shares of common stock issuable upon conversion of the notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. Our common stock is traded on the Nasdaq National Market under the symbol “PNCL.” On June 30, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $8.59 per share.

The notes and common stock offered by this prospectus involve a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 1, 2005

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

We are not making any representation to any purchaser of the notes or the common stock into which they may be converted regarding the legality of an investment in the notes or the common stock into which they may be converted by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes and the common stock into which they may be converted.

Special Note on Forward-Looking Statements

This prospectus contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are subject to a number of risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any other variations of such words or other words with similar meanings. Forward-looking statements address, among other things, our expectations, our growth strategies, our efforts to increase profit margins and return on invested capital, projections of our future profitability, results of operations, capital expenditures or our financial condition or other “forward-looking” information and includes statements about revenues, earnings, spending, margins, liquidity, operations, our actions, plans or strategies.

The factors set forth under “Risk Factors” in this prospectus and the factors set forth under the caption “Risk Factors Affecting Our Business” in our Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange Commission, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included or incorporated by reference in this prospectus or otherwise made by our management.

In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. We do not assume any obligation and do not intend to update any forward-looking statements.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes or the common stock into which they may be converted. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

Our Company

Pinnacle Airlines Corp. and its wholly owned subsidiary, Pinnacle Airlines, Inc. (which operates as “Northwest Airlink”), are collectively referred to in this registration statement as the “Company”, “we” and “us” except as otherwise noted. Northwest Airlines Corporation and its subsidiaries are collectively referred to as “Northwest.”

We operate an all-regional jet fleet providing regional airline capacity to Northwest and are one of the fastest growing regional airlines in the United States based on year-over-year growth in available seat miles flown. In the three months ended March 31, 2005, we had a 57% increase in available seat miles flown over the same period in 2004. We provide Northwest with regional airline capacity as a Northwest Airlink carrier at its domestic hub airports in Detroit, Minneapolis/St. Paul and Memphis. As of March 31, 2005, we operated a jet fleet of 123 Canadair Regional Jet aircraft, or CRJs, and offered scheduled passenger service with approximately 682 daily departures to 111 cities in 36 states plus the District of Columbia, and four Canadian provinces. For the three months ended March 31, 2005, we generated revenue from regional airline services, operating income, and net income of $192.8 million, $20.1 million, and $23.3 million, respectively. This represents growth over the comparable period in 2004 of 45%, 40%, and 190%, respectively. Net income for the three month period ended March 31, 2005 includes an $18 million pre-tax gain resulting from the repurchase of our debt to Northwest at a discount. Our available seat miles, or ASMs, block hours and cycles increased by approximately 57%, 55%, and 35%, respectively, during the three months ended March 31, 2005, compared to the same period in 2004. Northwest has agreed to increase our fleet to 139 CRJs by July 2005.

Our executive offices are located at 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132, and our phone number is (901) 348-4100. Our website is located at www.nwairlink.com. The information on our website does not constitute a part of this prospectus.

The Notes

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Notes Offered	$120.0 million aggregate principal amount of 3 1/4% Senior Convertible Notes due 2025.

Maturity Date	February 15, 2025.

Interest and Payment Dates	3.25% per year, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2005.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the stated maturity date based on the applicable conversion rate only under the following circumstances:

• during any calendar quarter beginning after March 31, 2005 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

• during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price for our common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes;

• if the notes have been called for redemption;

• if specified corporate transactions or distributions to holders of our common stock occur;

• if a change of control occurs, subject to our right in the event of a public acquiror change of control; or

• during the 10 trading days prior to, but not on, the maturity date.

The initial conversion rate is 75.6475 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $13.22 per share of common stock.

Upon a conversion, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) the principal amount of the note, or (ii) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion.

If a holder elects to convert its notes in connection with a change of control that occurs prior to February 15, 2010, the holder will be entitled to receive a make whole premium upon conversion in certain circumstances. See “Description of the Notes — Conversion Rights.”

Redemption of Notes at Our Option	We may redeem for cash all or a portion of the notes at any time on or after February 15, 2010 at a redemption price equal to the 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Notes — Redemption of Notes at Our Option.”

Purchase of Notes by Us at the Option of the Holder	Holders may require us to purchase all or a portion of their notes for cash on February 15, 2010, February 15, 2015, and February 15, 2020 at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date.

Repurchase of Notes at Option of Holders Upon Change of Control	Upon specified change of control events, holders will have the option, subject to our right described in this prospectus in the event of a public acquiror change of control, to require us to purchase all or any portion of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

Ranking	The notes:

• will be our senior unsecured obligations ranking equally in right of payment with our other unsecured senior debt;

• will be effectively junior in right of payment to any of our existing and future secured debt to the extent of the value of the assets securing such debt; and

• will be effectively junior in right of payment to any existing and future debt and other liabilities of our subsidiary, including trade payables.

The terms of the indenture under which the notes are issued do not limit our ability to incur additional debt, including secured debt.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes or the shares offered and sold for the accounts of the selling securityholders.

Registration Rights	We have agreed to keep this shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the notes and the shares of the common stock issuable upon conversion of the notes, and (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise. We will be required to pay liquidated damages to the holders of the notes if we fail to comply with certain of our obligations under the registration rights agreement. See “Description of the Notes — Registration Rights.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. As of the date of this prospectus, the notes were eligible for trading in PORTAL.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq National Market under the symbol “PNCL.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the notes or the common stock into which they may be converted. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Airline Services Agreement with Northwest

          We are dependent on the services that Northwest provides to us. If our airline services agreement with Northwest is terminated, we could lose our only significant source of revenue and earnings, our regional jet fleet, access to our airport facilities, and the services Northwest provides to us.

          We generate substantially all of our revenues under our airline services agreement (“ASA”) with Northwest. If Northwest terminates the ASA for cause, it will have the right to terminate our leases and subleases with it for the regional jet aircraft covered by the agreement and take immediate possession of these aircraft. As a result, we will have no significant source of revenue or earnings unless we are able to enter into satisfactory substitute arrangements. We currently sublease all of our regional jets from Northwest.

          We currently use Northwest’s systems, airport facilities (including maintenance facilities) and services to support a significant portion of our operations, including our information technology support, dispatching, fuel purchasing, ground handling services and some of our insurance coverage. If Northwest terminates our ASA and no longer provides these services to us, we may not be able to replace them with services of comparable quality or on terms and conditions as favorable as those we receive from Northwest, or at all.

          The current term of the agreement expires on December 31, 2017, subject to renewal automatically for successive five-year periods unless Northwest gives us at least two years’ advance notice of non-renewal prior to the end of any term. Northwest may also terminate the agreement at any time without notice for cause, which is defined as:

•	our failure to make any payment under any aircraft lease or sublease;

•	an event of default by us under any other term of any aircraft lease or sublease;

•	an event of default under any of our other agreements with Northwest;

•	our failure to make payments under the Northwest note;

•	our failure to maintain required insurance coverages;

•	our failure to comply with Northwest’s inspection requirements;

•	our failure to operate more than 50% of our aircraft for more than seven consecutive days, or our failure to operate more than 25% of our aircraft for more than 21 consecutive days, other than as a result of (1) a Federal Aviation Administration, or FAA, order grounding all commercial flights of all air carriers or grounding a specific aircraft type of all air carriers, (2) a scheduling action by Northwest or (3) Northwest’s inability to perform its obligations under the airline services agreement as a result of a strike by Northwest employees;

•	suspension or revocation of our authority to operate as an airline by the FAA or the Department of Transportation, or DOT;

•	a change of control of our company or our affiliates;

•	(1) the commencement of operation by Pinnacle Airlines, Inc. or an affiliate of an aircraft type which causes Northwest to violate its collective bargaining agreement with its pilots or (2) operation by an affiliate of Pinnacle

Airlines, Inc. of aircraft certificated as having (A) 60 or more seats or (B) a maximum gross takeoff weight of 70,000 pounds or more (or such greater seat or weight limits as may be established under Northwest’s collective bargaining agreement with its pilots); and

•	any replacement of the chief executive officer of either Pinnacle Airlines Corp. or Pinnacle Airlines, Inc. that is not approved by Northwest.

          Northwest may also terminate the agreement at any time upon bankruptcy of our company or a breach of any provision of the agreement by us that continues uncured for more than 30 days after we receive notice of the breach; provided that, in the case of a non-monetary default, Northwest may not terminate the agreement if the default would take more than 30 days to cure, and we are diligently attempting to cure the default.

          Northwest may decide not to grow our fleet beyond 139 CRJs and any future growth from Northwest may be on less than favorable terms.

          The ASA does not guarantee the growth of our fleet beyond 139 CRJs. Northwest is permitted under the ASA to add an additional 150 CRJs to our fleet on the same economic terms as the first 139 aircraft; however, Northwest may instead choose to offer to lease or sublease any additional CRJs to us on economic terms and with financing commitments that are less favorable to us than those contained in the ASA. In the future, we may also agree to modifications to the ASA that reduce certain benefits to us in order to obtain additional aircraft from Northwest. Additionally, even if Northwest chooses to expand our CRJ fleet to more than 139 aircraft, it will be allowed at any time to subsequently reduce the number of regional jets covered by the ASA so long as our fleet is not reduced below 139 regional jets.

          Additionally, the ASA does not prohibit Northwest from contracting with other regional airlines to fly any aircraft, including regional jets and turboprops, in any market. Northwest currently has airline services agreements with Mesaba Airlines, under which Mesaba, operating as a Northwest Airlink carrier, provides Northwest with regional airline capacity at its hub airports in Detroit, Minneapolis/St. Paul and Memphis. Northwest currently owns approximately 28% of the outstanding common stock of Mesaba, which currently operates Avro RJ85 regional jets and Saab turboprops. On April 22, 2005, Mesaba announced that it had signed a letter of intent with Northwest to operate 15 CRJs under the Northwest Airlink banner, with exclusive rights to the next 20 CRJ-200 or CRJ-440 aircraft Northwest may order. We have no assurance that Northwest will not further expand its relationship with Mesaba in competition with us, or that Northwest will not establish relationships with other regional carriers, including awarding them future deliveries of the remaining CRJs on which it has option.

          Our ASA may cause us to earn lower operating margins than we have targeted, or to experience losses, if some of our future costs are higher than expected and may limit our ability to benefit from improved market conditions or increased operational efficiency. In addition, our target operating margin under the ASA could be reduced beginning in 2008, and our operating margin will not be subject to any guaranteed floor.

          The payments we will receive from Northwest under our ASA based on pre-set rates for block hours, cycles and fixed costs are not based on the actual expenses we will incur in our operations. However, the rates on which these payments are based were established to cover all of our expenses in respect of the ASA that are not directly reimbursed by Northwest. The substantial majority of expenses intended to be covered by the payments for block hours, cycles and fixed costs relate to labor costs, passenger handling costs, landing fees, overhead and depreciation. The ASA also provides that we will earn an operating margin ranging from a floor of 9% to a ceiling of 11%, with a target operating margin of 10%, for 2004 and 2005 and an operating margin ranging from a floor of 8% to a ceiling of 12%, with a target operating margin of 10%, for 2006 and 2007. Our operating margin could be less than the target operating margin for those periods if our actual costs that are intended to be covered by the pre-set rates described above deviate from the expected costs used in developing those pre-set rates. Our operating margin for those periods could also be less than the applicable floor if we incur specified excluded costs, such as employee bonuses and incentives to the extent they exceed amounts used in calculating our pre-set rates, employee salary expenses in excess of standard industry wages, depreciation expense relating to capital expenditures in excess of $250,000 and deemed by Northwest to be inconsistent with the provision of regional airline services and penalties based on our failure to satisfy specified performance measures. These excluded costs may be substantial, and, as a result, we could suffer losses under the agreement, and we may be unable to generate sufficient cash flow to pay our debts on time.

          While the capacity purchase business model and targeted operating margins reflected in our ASA with Northwest reduce our financial risk and exposure to fluctuations in many of our variable costs, they also limit our potential to experience higher earnings growth from improved market conditions or increased operational efficiency.

          The rates we will receive for our services under the ASA will be reset in 2008 based on our historical and expected operating costs. In addition, the target operating margin will be reset to a market-based percentage, provided that it will be no lower than 8% and no higher than 12%. In addition, beginning in 2008, Northwest will not guarantee us a minimum operating margin. If the target operating margin is set to achieve less than a 10% target operating margin, our revenues and earnings will decrease beginning in 2008 unless we increase the level of regional airline services that we provide.

          Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft.

          On October 14, 2004, one of our aircraft, which was not being operated in commercial service, was involved in an accident with no passengers or flight attendants on board. The two pilots did not survive the accident. The National Transportation Safety Board investigation following the accident and the subsequent FAA inspection, although still ongoing, have not revealed any regulatory violation or negligence on the part of the Company to date. While this accident has not had a material adverse effect on our business, we cannot assure you that we would not be adversely affected by any accident in the future.

          An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft, and its consequential temporary or permanent loss from service, and significant potential claims of injured passengers and others. We are required by the DOT to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate, and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

          There are constraints on our ability to establish new operations to provide airline services to major airlines other than Northwest.

          The ASA provides that we cannot use any of our officers, employees, facilities, equipment or aircraft that are used to provide regional airline services to Northwest in any such new operations without the prior written consent of Northwest with a few exceptions. Pursuant to the terms of the ASA, in order to provide regional airline services to another airline, Pinnacle Airlines Corp. would have to establish new operations that would be largely independent of Pinnacle Airlines, Inc.’s operations and could incur significant incremental costs in the process. Additionally, Pinnacle Airlines Corp. or a subsidiary other than Pinnacle Airlines, Inc. may only provide airline services to other major airlines using aircraft certificated as having (1) less than 60 seats and (2) a maximum gross takeoff weight of less than 70,000 pounds (or such greater seat or weight limits as may be established under Northwest’s collective bargaining agreement with its pilots).

          Reduced utilization levels of our aircraft under the ASA would reduce our revenues and earnings.

          Under the ASA, a portion of our revenues from Northwest is derived from our actual flights. A portion of the compensation that we receive from Northwest is based on block hours, cycles and certain reimbursable expenses, primarily fuel, that we incur only when we fly. Approximately 37% of our first quarter 2005 revenue from regional airline services was from block hour and cycle payments and the reimbursement of fuel costs. If Northwest reduces the utilization of our fleet, our revenues and profits would decrease. Northwest is solely responsible for scheduling our flights, but the ASA does not require Northwest to meet any minimum utilization levels for our aircraft. For example, after September 11, 2001, Northwest reduced our scheduled capacity by approximately 20% on an available seat mile basis. Northwest could decide to significantly reduce the utilization levels of our fleet in the future.

          The airline services agreement and other agreements between us and Northwest were not made on an arm’s-length basis and may not be representative of future agreements we may enter into.

          The airline services agreement and the other contractual agreements we have with Northwest to provide us with various ongoing services were made in the context of our being a subsidiary of Northwest Airlines Corporation and were negotiated in the overall context of the contribution of shares to the Northwest Airlines Pension Plans. As a result of Northwest Airlines Corporation’s control of us when these agreements were negotiated, the prices and other terms under these agreements may be different from the terms we might have obtained in arm’s-length negotiations with unaffiliated third parties for similar services. Some of these terms may be more favorable to us than we would have been able to obtain otherwise. When we need to replace these agreements or add additional aircraft, we will be negotiating with Northwest or third parties on an arm’s-length basis, and may not be able to replace these agreements or acquire aircraft on as favorable terms, or at all.

Risks Related to Our Business and Operations

          Northwest Airlines is our largest source of operating revenue, and financial or operational difficulties at Northwest could have a negative impact on our financial condition.

          We derive 99.4% of our operating revenue from Northwest Airlines. Northwest has incurred significant losses since 2001, including a net loss of $458 million in the first quarter of 2005. Should Northwest continue to experience operating losses, it may have difficulty fulfilling its financial obligations, including the payment of revenues owed to us under the ASA. In addition, Northwest has recently spoken publicly about the possibility of being forced to seek protection under chapter 11 of the United States bankruptcy code. Such an action could adversely affect our financial condition.

          Northwest also provides us with a number of services that we need in order to operate, including ground handling services and access to its leased airport facilities. If Northwest were to experience operational difficulties, including a strike, it may not be able to provide these services to us. Since our revenues and profits are dependent on our level of flight operations, a strike at Northwest could adversely affect our financial condition. Northwest has experienced strikes by its employees in the past. Northwest could experience strikes or other operational difficulties that require it and us to cease operations again in the future.

          We may experience difficulty finding, training and retaining employees, which may interfere with our expansion plans.

          Our business is labor-intensive. We require large numbers of pilots, flight attendants, mechanics and other personnel. We anticipate that our rapid growth, including the addition of the remaining 16 aircraft to our fleet in 2005, will require us to locate, hire, train and retain a significant number of new employees. If we are unable to hire and retain qualified employees at a reasonable cost, we may be unable to complete our expansion plans, which could adversely affect our operating results and our financial condition.

          The airline industry has in the past experienced, and may again in the future experience, a shortage of qualified personnel, specifically pilots and mechanics. In addition, as is common with most of our competitors, we face considerable turnover of our employees. Our pilots often leave to work for major airlines, which generally offer salaries higher than those regional airlines are able to offer. We may not be able to locate, hire, train, and retain the qualified employees that we need to carry out our expansion plans or replace departing employees.

          Strikes or labor disputes with our employees may adversely affect our ability to conduct our business and could result in the termination of the ASA or in significant reductions in the benefits of the agreement to us.

          If we are unable to reach agreement with any of our unionized work groups on the terms of their collective bargaining agreements, we may be subject to work interruptions or stoppages. Our bargaining agreement with our pilots became amendable on April 30, 2005, and we are engaged in discussions with pilot’s union representatives. Work stoppages may adversely affect our ability to conduct our operations and fulfill our obligations under the ASA. Under the ASA, adverse consequences could result from a strike or a work stoppage, including possible termination of the ASA.

          Increases in our labor costs, which constitute a substantial portion of our total operating costs, may directly impact our earnings.

          Labor costs constitute a significant percentage of our total operating costs. For example, during the quarter ended March 31, 2005, our labor costs constituted approximately 18% of our total operating costs. Under our ASA with

Northwest, our block hour, cycle and fixed cost rates contemplate labor costs that increase at a market rate, which is based on increases in the producer price index (“PPI”) as defined in the ASA, through 2007. Although the ASA generally provides for adjustments to the payments we receive under the agreement to maintain our operating margin between 9% and 11% for 2005 and between 8% and 12% for 2006 and 2007, adjustments will not be made with respect to labor cost increases exceeding standard industry wages. As a result, an increase in our labor costs over standard industry wages could result in a material reduction in our earnings. Any new collective bargaining agreements entered into by other regional carriers may also result in higher industry wages and increased pressure on our company to increase the wages and benefits of our employees. We have entered into collective bargaining agreements with our pilots, flight attendants and fleet and passenger service employees, which are amendable in 2005, 2006 and 2010, respectively.

          Our other employees are not covered by collective bargaining agreements. Future agreements with our employees’ unions may be on terms that are not economically as attractive as our current agreements or comparable to agreements entered into by our competitors. Any future agreements may increase our labor costs or otherwise adversely affect us. Additionally, we cannot assure you that the compensation rates that we have assumed will correctly reflect the market for our non-union employees, or that there will not be future unionization of our currently non-unionized groups which could adversely affect our costs.

We are highly leveraged, which could hurt our ability to meet our strategic goals.

          As of March 31, 2005, we had stockholders’ equity of $16.4 million and our debt accounted for 88.1% of our total capitalization. Our high degree of leverage could:

•	limit our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes;

•	divert substantial cash flow from our operations and expansion plans in order to service our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

          We are increasingly dependent on technology in our operations, and if our technology fails, our business may be adversely affected.

          We have made, and continue to make, significant investments in technology hardware and software to manage our operations. In particular, our systems operations control center, which oversees daily flight operations, is dependent on a number of technology systems to operate effectively. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, computer viruses, and hackers. In addition, large scale interruption in technology infrastructure that we depend on, such as power, telecommunications or the internet, could cause a substantial disruption in our operations.

          For example, in December 2004, our operations were significantly affected when adverse weather conditions closed or reduced operations at over 60% of the airports we serve. The severe weather strained our operational systems, and our ability to recover quickly to normal reliability levels was impaired. The December operational incident was a factor in our failure to meet certain operational performance levels under the ASA for the second half of 2004, and we were required to pay performance penalties totaling $1.4 million to Northwest.

Our quarterly results of operations will fluctuate.

          The payments we will receive under the ASA are designed to provide us with a target operating margin on an annual basis. However, our quarterly operating margin could differ from the target margin based on a variety of factors, including the timing of capital expenditures and changes in operating expenses, such as personnel and maintenance costs over the course of a fiscal year.

          Due to these factors, our quarterly operating results and quarter-to-quarter comparisons of our operating results may not be good indicators of our annual financial performance. In addition, it is possible that in any quarter our operating results could be below the expectations of investors and any published reports or analyses. In that event, the price of our common stock could decline, perhaps substantially.

          We may be unable to obtain all of the aircraft, engines, parts or related maintenance and support services we require from Bombardier or General Electric, which could have a material adverse impact on our business.

          We are dependent on Bombardier as the sole manufacturer of all of our regional jets. Any significant disruption or delay in the expected delivery schedule of our regional jet fleet would affect our overall operations and could have a material adverse impact on our operating results and our financial condition. Bombardier aerospace workers represented by the International Association of Machinists and Aerospace Workers of the Quebec Workers Federation engaged in a strike affecting three plants, including a plant where Bombardier assembles CRJs. The strike lasted from April 15, 2002 through May 5, 2002, at which time the union entered into a new contract which is effective through November 30, 2005. The strike delayed by approximately one month the delivery of each of the remaining 18 CRJs we were scheduled to receive in 2002, after which deliveries have been made as previously scheduled. Any future prolonged strike at Bombardier or delay in Bombardier’s production schedule as a result of labor matters could further disrupt the delivery of CRJs to us, which could adversely affect the planned growth of our fleet.

          Our operations could also be materially and adversely affected by the failure or inability of Bombardier to provide sufficient parts or related maintenance and support services to us on a timely basis or the interruption of our flight operations as a result of unscheduled or unanticipated maintenance requirements for our aircraft. In addition, the issuance of FAA directives restricting or prohibiting the use of Bombardier aircraft types operated by us would have a material adverse effect on our business and operations.

Risks Associated with the Airline Industry

          Increased competition in the airline industry could reduce Northwest’s need to utilize our services and limit Northwest’s desire to expand its relationship with us.

          The airline industry is highly competitive. Northwest competes with other major carriers as well as low fare airlines on its routes, including the routes we fly. Some of these airlines are larger and have significantly greater financial and other resources than Northwest. Competitors could rapidly enter markets we serve for Northwest and quickly discount fares, which could lessen the economic benefit of our regional jet operations to Northwest.

          In addition to traditional competition among airlines, the industry faces competition from ground transportation alternatives. Video teleconferencing and other methods of electronic communication have also added a new dimension of competition to the industry as businesses and leisure travelers seek substitutes for air travel.

Increased competition in the regional jet industry could affect our growth opportunities.

          Aside from the restrictions under our ASA with Northwest, our ability to provide regional air service to other major U.S. airline networks is limited by existing relationships that all of the major airlines have with other regional operators. Additionally, some of the major airlines are subject to scope clause restrictions under their collective bargaining agreements with employees that restrict their ability to add new regional jet capacity.

          In addition, new competitors may enter the regional jet industry and our existing competitors may expand their regional jet fleet. Capacity growth by our competitors in the regional jet market would lead to significantly greater competition and may result in lower rates of return in our industry. Further, many of the major airlines are focused on reducing costs, which may also result in lower operating margins in our industry.

          Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

          Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the DOT, the FAA and the Transportation Security Administration have issued regulations relating to the operation of airlines that have required significant expenditures. For example, on November 19, 2001, the President signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalizes substantially all aspects of civil aviation security and requires, among other things, the implementation of security measures, such as the requirement that all passenger checked bags be screened for explosives. Funding for airline and airport security under the law is provided in part by a passenger security fee of $2.50 per U.S. enplanement (up to $10.00 per round trip); however, airlines are responsible for costs in excess of this fee, and on February 18, 2002, the TSA imposed an air carrier security fee directly on airlines. Through the end of fiscal year 2004, this direct cost to us is set by reference to the amount we spent in 2000 for security screening. Continued implementation of the requirements of the Aviation Security Act and related regulations will result in increased costs for our passengers and us.

          In addition to increased costs, the security measures that the TSA has implemented have resulted in a longer check-in process for passengers and have caused delays and disruptions in airline service, which have led to customer frustration and reduced demand for air travel.

          Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs, which could result in Northwest scheduling fewer flights for our company. These and other laws or regulations enacted in the future may harm our business.

          Aviation insurance is a critical safeguard of our financial condition. It might become difficult to obtain adequate insurance at a reasonable rate in the future.

          We believe that our insurance policies are of types customary in the industry and in amounts we believe are adequate to protect us against material loss. It is possible, however, that the amount of insurance we carry will not be sufficient to protect us from material loss.

          Some aviations insurance could become unavailable or available only for reduced amounts of coverage which would results in our failing to comply with the levels of insurance coverage required by the ASA, our other contractual agreements or applicable government regulations. Additionally, war risk coverage or other insurance might cease to be available to our vendors or might only be available for reduced amounts of coverage.

          We may be affected by factors beyond our control, including weather conditions, increased security measures and U.S. and world conditions and events.

          Like other airlines, we are subject to delays caused by factors beyond our control, such as aircraft congestion at airports, adverse weather conditions and increased security measures. During periods of fog, storms or other adverse weather conditions or air traffic control problems, flights may be cancelled or significantly delayed. To the extent that we reduce the number of our flights for these reasons, our revenues, and hence our profits, will be reduced. For example, in December 2004, our operations were significantly affected when adverse weather conditions closed or reduced operations at over 60% of the airports we serve. As a result, we were unable to meet certain operation performance levels under our airline service agreement and were required to pay related fees, reducing our fourth quarter earnings. Likewise, we experienced an unusually large number of winter storms across our system in January and February 2005, and we expect to incur performance-related fees as a result.

          We believe that other material risks and uncertainties that could affect us, and could affect whether Northwest provides us with additional aircraft or utilizes our fleet, include the future level of air travel demand, our future load factors and yields, the airline pricing environment, increased costs for security, the price and availability of jet fuel, the possibility of additional terrorist attacks or the fear of such attacks, concerns about communicable disease outbreaks, labor negotiations both at other carriers and us, capacity decisions of other carriers, the general economic condition of the U.S. and other regions of the world, armed conflicts and civil disturbances, foreign currency exchange rate fluctuations, inflation and other factors.

Risks Related to the Notes

          There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

          The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

          Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

          The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified events, such as a change of control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert notes prior to maturity and receive the cash and, if applicable, shares of our common stock issuable upon conversion.

          Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

          The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control.

          If you convert notes in connection with a change of control that occurs prior to February 15, 2010, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of the Notes — Determination of Make Whole Premium.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a change of control, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change of control occurs after February 15, 2010, or in some other cases described below under “Description of Notes — Determination of Make Whole Premium,” there will be no such make whole premium.

          Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a change in control under the indenture.

          The term “change in control” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “change in control” does not apply to transactions in which at least 90% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase of the Notes at Option of Holders Upon a Change of Control.”

          If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

          If you hold notes, you are not entitled to any rights with respect to our common stock including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock (although, in certain circumstances, we will adjust the conversion rate for the notes for certain distributions to our stockholders). (See “Description of Notes-Conversion Rights-Conversion Procedures.”). You are, however, subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase notes when required under the terms of the notes.

          Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific kinds of change of control events and on February 15, 2010, February 15, 2015 and February 15, 2020. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

You should consider the United States federal income tax consequences of owning the notes.

          The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Material United States Federal Income Tax Considerations.”

          If a market for the notes is not maintained, the trading price of the notes could decline significantly.

          Since the issuance of the notes, the initial purchasers have made a market in the notes on the Nasdaq National Market’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, the initial purchasers are not obligated to make a market and may discontinue this market-making activity at any time without notice. As a result, we cannot provide any assurances that an active trading market will be maintained for the notes or that you will be able to sell your notes. In addition, the market-making activities of the initial purchasers will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act, and may be limited during the effectiveness of a registration statement relating to the notes. We do not intend to apply for listing or quotation of the notes. See “Description of Notes.”

          The notes may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

          The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

Risks Related to the Securities Markets and Ownership of Our Common Stock

     Our stock price may be volatile.

     Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects and those of Northwest;

•	quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

          The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

          Provisions in our Series A preferred stock, our charter documents, Delaware law, our stockholder rights plan and our airline services agreement will inhibit an acquisition of our company, which could adversely affect the value of our common stock.

          Northwest is the holder of one share of our Series A preferred stock, which gives Northwest, during the term of the airline services agreement, including any successor thereto, the right to appoint two directors to our board of directors. In addition, the affirmative vote of Northwest, as the holder of the Series A preferred stock, is required in order for us to:

•	enter into business combinations and change of control transactions with a third party;

•	sell or dispose of any capital stock of Pinnacle Airlines, Inc. or substantially all of the assets of our company or of our affiliates;

•	effect reorganizations and restructuring transactions;

•	acquire airline assets that generate annual revenues of $500 million or more;

•	increase the size of our board of directors;

•	agree to allow a major airline other than Northwest to appoint more than one director to our board;

•	amend our certificate of incorporation in a manner that would adversely affect the rights of the Series A preferred stockholder; or

•	enter into any definitive agreements relating to the foregoing matters.

          Additionally, our certificate of incorporation and bylaws, as well as Delaware corporation law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions include, for example:

•	authorizing the issuance of preferred and common stock, the terms of which may be determined at the sole discretion of the board of directors;

•	establishing advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings;

•	establishing limitations on removal of our directors;

•	providing that special meetings of stockholders may be called only by the Chairman of our board of directors;

•	establishing a classified board; and

•	establishing limitations on the amendment of our certificate of incorporation and bylaws.

          In addition, our stockholder rights plan is designed to inhibit acquisitions of more than 15% of our common stock without the approval of our board of directors. Our certificate of incorporation provides that the stockholder rights plan cannot be authorized or approved and the rights issued thereunder cannot be redeemed without the affirmative vote of Northwest.

          Furthermore, the terms of our airline services agreement significantly restrict us in the same manner as the Series A preferred stock with respect to business combinations, asset dispositions and other change of control events.

          All of the foregoing provisions would apply even if the change may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented by these provisions, the market price of our common stock could decline.

          Some of our directors may have potential conflicts of interest because of their relationships with Northwest, and we have renounced any interest in business opportunities presented to Northwest from any source other than us.

          Some of our directors and executive officers own Northwest Airlines Corporation common stock and participate in incentive compensation programs of Northwest Airlines Corporation. In addition, two of our directors are also executive officers of Northwest. These relationships could create, or appear to create, potential conflicts of interest when these directors are faced with decisions that could have different implications for Northwest and its affiliates than they do for us. These directors will owe fiduciary duties to the stockholders of each company and may have conflicts of interest in matters involving or affecting us and Northwest.

          Additionally, under our certificate of incorporation, we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunities presented to Northwest or any of its affiliates from any source other than us. Therefore, if Northwest becomes aware of a potential transaction that may be a corporate opportunity for both Northwest and us, Northwest will have no duty to communicate or present this corporate opportunity to us. As a result, our directors appointed by Northwest will not be deemed to have breached any fiduciary duty if they refer a potential opportunity to Northwest instead of us, or if Northwest pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person or fails to communicate information regarding a corporate opportunity to us.

Our charter documents include provisions limiting voting by foreign owners.

          Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this separate stock record if the amount so registered would exceed applicable foreign ownership restrictions. U.S. law currently requires that no more than 25% of the voting stock of our company (or any other domestic airline) may be owned directly or indirectly by persons who are not citizens of the United States.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (in thousands, except ratios).

						Three Months Ended
	Year Ended December 31,					March 31,
	2000	2001	2002	2003	2004	2005
Earnings
Income before taxes	$14,628	$23,067	$50,328	$57,399	$63,125	$37,139	(1)
Add back:
Interest expense	583	443	409	7,387	4,907	1,088
Portion of rent expense representative of interest factor	17,124	33,491	51,378	71,072	107,118	32,531

Earnings	$32,335	$57,001	$102,115	$135,858	$175,150	$70,758

Fixed Charges:
Interest expense	$583	$443	$409	$7,387	$4,907	$1,088
Portion of rent expense representative of interest factor	17,124	33,491	51,378	71,072	107,118	32,531

	$17,707	$33,934	$51,787	$78,459	$112,025	$33,619

Ratio of earnings to fixed charges	1.83	1.68	1.97	1.73	1.56	2.10

(1)	Net income for the three months ended March 31, 2005 includes a gain of $18,000 related to the extinguishment of debt.

For purposes of calculating the ratios,

•	earnings include income from continuing operations before income taxes plus fixed charges; and

•	fixed charges are interest expense incurred and the estimated interest component of operating leases.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or the shares offered and sold for the accounts of the selling securityholders. The selling securityholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but each selling securityholder will pay all commissions, discounts and any other compensation to any securities broker dealers through whom it sells any of the shares. We will incur approximately $70,000 of expenses relating to the registration of the shares being offered and sold by the selling stockholders in this registration statement, including the Securities and Exchange Commission (the “Commission”) registration fee and legal, accounting, printing and other expenses of this offering.

PRICE RANGE OF OUR COMMON STOCK

The shares of Pinnacle Airlines Corp.’s common stock are quoted and traded on the Nasdaq National Market under the symbol “PNCL.” Our common stock began trading on November 25, 2003, following our initial public offering. Set forth below, for the applicable periods indicated, are the high and low closing sale prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
2003
Fourth Quarter (beginning November 25, 2003)	$13.91	$12.80
2004
First Quarter	$15.99	$12.55
Second Quarter	$14.63	$11.30
Third Quarter	$11.01	$8.55
Fourth Quarter	$13.94	$9.17
2005
First Quarter	$13.90	$10.17
Second Quarter	$10.93	$8.59

On June 30, 2005, the last reported closing sale price of our common stock on the Nasdaq National Market was $8.59 per share.

DIVIDEND POLICY

We currently intend to retain our earnings for the development of our business. We have never paid any cash dividends since our inception, and we do not anticipate paying any cash dividends in the future.

DESCRIPTION OF NOTES

We issued the notes under the indenture, dated as of February 8, 2005, between Pinnacle Airlines Corp., as issuer, and Deutsche Bank National Trust Company, as trustee. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Pinnacle” refer only to Pinnacle Airlines Corp. and do not include any of our current or future subsidiaries.

We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. You can obtain a copy of the indenture or the registration rights agreement by following the directions under the caption “Where You Can Find More Information” or by requesting copies from us at our executive offices at 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132, Attention: Investor Relations.

General

The notes are limited to $121,000,000 aggregate principal amount. The notes will mature on February 15, 2025. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes bear cash interest at the rate of 3.25% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2005, to holders of record at the close of business on the February 1 or the August 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, February 8, 2005) through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, has been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Conversion Rights

Holders may convert their notes prior to maturity based on an initial conversion rate of 75.6475 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.22 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. If we call notes for redemption, holders may convert their notes only from the date of notice of redemption until the close of business on the second business day prior to the redemption date. A note for which a holder has delivered a purchase notice or a change of control repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the product of (1) the conversion rate in effect on the conversion date and (2) the average of the closing prices of our common stock for each of the ten consecutive trading days of the conversion reference period, as defined below; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) of this paragraph will be the cash price per share received by holders of our common stock in such change of control.

The “conversion reference period” means:

•	for notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of notes being converted which were previously called for redemption (including a partial redemption) this will only apply to those notes that are subject to redemption); and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

	closing price		conversion rate
(	on such	×	in effect on the	)	— $1,000
	trading day		conversion date*

closing price on				× 10
such trading day

*	appropriately adjusted to take into account the occurrence on such trading day of any event which would require an anti-dilution adjustment

A “trading day” is any day on which the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is listed on the New York Stock Exchange, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of our common stock for such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the average of the closing prices of our common stock for each of the ten consecutive trading days of the conversion reference period. As used in this Description of Notes, all references to our common stock are to our common stock, par value $.01 per share. See “Description of Capital Stock” below.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after March 31, 2005, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate.

The conversion trigger price following issuance of the notes is $15.86, which is 120% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2005 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may also surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of notes (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of the notes.

In connection with any conversion upon satisfaction of the trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Based on Redemption

A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change of control repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon specified corporate transactions if the holder will otherwise participate in such distribution.

If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a note may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until (but not including) the date that is 15 days after the actual effective date of such transaction, unless the transaction also constitutes a change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” in which case the notes will be convertible as described below under “— Conversion Upon a Change of Control.” If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property (regardless of whether the transaction constitutes a change of control), from and after the effective date of the consolidation, merger or binding share exchange, the amount of cash, securities and other property issuable upon conversion of a note will be based on the kind and amount of cash, securities or other property that the holder would have received if the holder had converted the holder’s notes immediately prior to such effective date. If such transaction also constitutes a change of control of us, subject to our rights described below under “— Public Acquiror Change of Control,” the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Repurchase of the Notes at Option of Holders Upon a Change of Control.”

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Change of Control

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” that we know or reasonably should know will occur. Subject to our right described below in “— Public Acquiror Change of Control,” holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a change of control and until the change of control repurchase date.

After the occurrence of any change of control, we will also notify the holders of notes of the change of control in connection with the holder’s right arising as a result of such change of control, subject to our right described below in “— Public Acquiror Change of Control,” to require us to repurchase notes as described below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control.” If you convert your notes in connection with a change of control occurring on or prior to February 15, 2010, we will pay a make whole premium by increasing the applicable conversion rate, as described below under “— Determination of Make Whole Premium.” Holders will not receive cash and, if applicable, shares of common stock upon conversion of the notes surrendered for conversion in connection with a change of control occurring on or prior to February 15, 2010 until the applicable stock price, as defined below under “— Determination of Make Whole Premium,” has been determined.

If you convert your notes following the effective time of a change of control, the cash and other securities to which a holder would be entitled upon conversion of a note will be based on the kind and amount of securities or other property that you would have received if you had converted your notes immediately prior to such change of control and received only common stock upon such conversion at the conversion rate, and references in this prospectus to shares of our common stock shall be deemed to refer to such securities or other property unless the context requires otherwise.

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning 10 trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving shares of our common stock (or any cash in lieu thereof), upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

     We will adjust the conversion rate for certain events, including:

(1)	the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2)	some subdivisions and combinations of our common stock;

(3)	the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4)	the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash;

(5)	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6)	payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 91.9117 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Determination of Make Whole Premium

If a change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” occurs on or prior to February 15, 2010, in which more than 10% of the consideration for the common stock in the transaction or transactions constituting the change of control consists of cash, other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, subject to our rights described below under “— Public Acquiror Change of Control,” in some circumstances, we will pay a make whole premium to holders of the notes who convert their notes during the period beginning 10 trading days before the anticipated effective date of the change of control and ending on the change of control repurchase date by increasing the conversion rate for such notes.

The make whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid per share of our common stock in the transaction constituting the change of control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing price of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such transaction.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Change of Control (Number of Additional Shares)

	Effective Date
Stock Price on	February 8,	February 8,	February 8,	February 8,	February 8,	February 8,
Effective Date	2005	2006	2007	2008	2009	2010
$10.88	16.26	15.64	15.02	14.61	14.49	0.00
$12.00	13.63	12.74	11.71	10.64	9.33	0.00
$13.00	11.89	10.87	9.64	8.26	6.37	0.00
$14.00	10.55	9.46	8.14	6.71	4.49	0.00
$15.00	9.49	8.38	7.03	5.45	3.32	0.00

	Effective Date
Stock Price on	February 8,	February 8,	February 8,	February 8,	February 8,	February 8,
Effective Date	2005	2006	2007	2008	2009	2010
$16.00	8.63	7.54	6.20	4.64	2.60	0.00
$17.00	7.93	6.87	5.56	4.05	2.16	0.00
$18.00	7.35	6.32	5.06	3.62	1.87	0.00
$19.00	6.86	5.86	4.66	3.29	1.68	0.00
$20.00	6.43	5.48	4.33	3.05	1.56	0.00
$25.00	5.04	4.26	3.34	2.34	1.21	0.00
$30.00	4.17	3.52	2.76	1.94	1.01	0.00
$40.00	3.12	2.64	2.07	1.46	0.76	0.00
$50.00	2.50	2.12	1.66	1.17	0.60	0.00
$75.00	1.67	1.42	1.11	0.79	0.40	0.00
$100.00	1.26	1.07	0.83	0.59	0.30	0.00

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•	if the stock price on the effective date is less than $10.88 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 91.9117, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (4) under “— Conversion Rights — Conversion Procedures” above.

Redemption of Notes at Our Option

No sinking fund is provided for the notes. Prior to February 15, 2010, we cannot redeem the notes at our option. Beginning on February 15, 2010, we may redeem the notes for cash, in whole or in part at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of notes. If we elect to redeem notes, we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

Purchase of Notes by Us at the Option of the Holder for Cash

On the purchase dates of February 15, 2010, February 15, 2015 and February 15, 2020, we may, at the option of the holder, be required to purchase for cash, at the purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock. See “Material United States Federal Income Tax Considerations — Sale or Exchange of the Notes or Common Stock Received upon Conversion of Notes.”

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued to the holder, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice.

     In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Repurchase of the Notes at Option of Holders Upon a Change of Control

In the event of a change of control, as defined below, each holder of notes will have the right, subject to our right described below under “— Public Acquiror Change of Control,” to require us to purchase for cash, except as otherwise provided, all of such holder’s notes, or any portion of those notes with principal amount equal to $1,000 or an integral multiple of $1,000, on the date, which we refer to as the “change of control repurchase date,” that is 30 business days after the date we give notice of the change of control, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to the purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 30 days after we know or reasonably should know of the occurrence of a change of control, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a change of control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control purchase date a change of control purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s change of control purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any change of control purchase notice upon a change of control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the change of control purchase notice.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer in the event of a change of control, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the change of control purchase price for a note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the note will be made promptly following the later of the change of control purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the change of control purchase price of the note on the business day following the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, the note will cease to be outstanding and interest and liquidated damages, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

Under the indenture, a “change of control” of us will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by us described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our and our subsidiaries’ properties and assets, taken as a whole, to another person, other than:

(1)	any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

(2)	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in clause (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

We may be unable to repurchase the notes as required under the indenture. We may not have enough funds to pay the repurchase price for all tendered notes, and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes or provide that a repurchase constitutes an event of default under that agreement. If a repurchase obligation arises at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness.

Public Acquiror Change of Control

In the case of a public acquiror change of control, as defined below, we may, in lieu of permitting a repurchase at the holder’s option as described above under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” or permitting conversion and, if applicable, paying a make whole premium as described above under “— Conversion Rights — Conversion Upon a Change of Control,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquiror change of control, the notes are convertible based on the shares of public acquiror common stock, as defined below. In the event we make such election, holders will not be permitted to require us to repurchase or to convert notes and the conversion rate will be adjusted by multiplying the conversion rate in effect immediately before the public acquiror change of control by a fraction:

•	the numerator of which will be (1) in the case of a merger, consolidation or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the value of all cash and any other consideration, as determined by our board of directors, paid or payable per share of common stock or (2) in the case of any other public acquiror change of control, the average of the closing prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquiror change of control, and

•	the denominator of which will be the average of the closing prices of the public acquiror common stock for the five consecutive trading days prior to but excluding the effective date of such public acquiror change of control.

Not later than 10 trading days prior to the expected effective date of a change of control that is also a public acquiror change of control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation, in which case the holders will not have the right to require us to repurchase their notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” and will not have the right to convert notes and, if applicable, receive the make whole premium described above under “— Conversion Rights — Conversion Upon a Change of Control,” or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right, if applicable, to require us to repurchase their notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” and the right to convert notes and, if applicable, receive the make whole premium described above under “— Conversion Rights — Conversion Upon a Change of Control.”

A “public acquiror change of control” means any event constituting a change of control that would otherwise give holders the right to cause us to repurchase the notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” if the acquiror has a class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control, which we refer to as “public acquiror common stock.” If an acquiror does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquiror common stock” if either (1) a direct or indirect majority-owned subsidiary of acquiror or (2) a corporation that directly or indirectly owns at least a majority of the acquiror, has a class of common stock satisfying the foregoing requirement and the acquiror has designated such common stock to serve as the public acquiror common stock in the transaction. In such case, all references to public acquiror common stock shall refer to such class of common stock. “Majority owned” for these purposes means having “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or any redemption price, purchase price, or change of control purchase price, including any make-whole premium, due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of Pinnacle for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change of control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount, redemption price, purchase price or change of control purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

     Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

     The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes, except for those necessary to determine if the notes are convertible based on the price of our common stock (which are made by the trustee). See “Description of Notes — Conversion Rights – Conversion Based on Common Stock Price.” These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Deutsche Bank National Trust Company will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We initially issued the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

At our expense, we have filed this shelf registration statement covering resales by holders of all notes and the common stock issuable upon conversion of the notes.

In accordance with the terms of the registration rights agreement, upon receipt of any completed securityholder’s questionnaire, together with such other information in writing as we may reasonably request from a holder of such notes, we use reasonable best efforts to file within 20 business days such amendments to this registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to this shelf registration statement.

We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

•	on the day following the S-3 filing deadline, the shelf registration statement has not been filed with the SEC;

•	the shelf registration statement has not become effective within 180 days after the earliest date of original issuance of any note;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

In no event will liquidated damages accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any liquidated damages with respect to such common stock or the principal amount of the notes converted.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (1) 40,000,000 shares of common stock, par value $0.01 per share, of which 21,945,060 shares were issued and outstanding as of March 31, 2005, (2) 1,000,001 shares of preferred stock, par value $0.01 per share, of which one share of Series A preferred stock was issued and outstanding as of March 31, 2005 and (3) 5,000,000 shares of series common stock, par value $0.01 per share, of which no shares were issued and outstanding as of March 31, 2005. The following summary describes elements of our certificate of incorporation and bylaws.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series common stock, as described below. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock or series common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. Our common stock trades on the Nasdaq National Market under the symbol “PNCL.”

Limitation on voting by foreign owners

Our certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Under federal law, no more than 25% of the voting stock of a U.S. airline such as Pinnacle Airlines, Inc. may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and the airline itself, as well as its president and at least two-thirds of its directors or other managing officers, must be U.S. citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

In addition, the Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier’s total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline. In order to comply with these rules, our bylaws provide that no shares will be registered on the foreign stock record described above if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

Preferred Stock and Series Common Stock

General

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock or common stock. With respect to any series of preferred stock or common stock, our board of directors is authorized to determine the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock or series common stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Unless required by law or by any stock exchange, the authorized shares of preferred stock and series common stock, as well as shares of common stock, will be available for issuance without further action by our stockholders. Although we have no intention at the present time of doing so, we could issue a series of preferred stock or series common stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock or series common stock based on our judgment as to the best interests of the company and our stockholders. We, in so acting, could issue preferred stock or series common stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in your best interests or in which our stockholders might receive a premium for their common stock over the market price of the common stock.

Series A Preferred Stock

Northwest holds one share of Series A preferred stock. The Series A preferred stock gives Northwest the right to elect two members of our board of directors for one-year terms on an annual basis. In addition, the affirmative vote of Northwest as the holder of the Series A preferred stock is required in order for us to:

•	enter into business combinations and change of control transactions with a third party;

•	sell or dispose of any capital stock of Pinnacle Airlines, Inc. or substantially all of the assets of our company or of our affiliates;

•	effect reorganizations and restructuring transactions;

•	acquire airline assets that generate annual revenues of $500 million or more;

•	increase the size of our board of directors;

•	agree to allow a major airline other than Northwest to appoint more than one director to our board;

•	approve any shareholder rights plan or the redemption of any rights issued thereunder;

•	amend our certificate of incorporation in a manner that would adversely affect the rights of the Series A preferred shareholder; or

•	enter into any definitive agreements relating to the foregoing matters.

The effect of this voting right is that Northwest can preclude us from carrying out any of the foregoing proposals if Northwest does not vote in favor of the proposal. The Series A preferred stock is redeemable by us at a nominal price (1) when the airline services agreement is terminated or, if Northwest continues to lease aircraft to us after termination of the airline services agreement, when all such leases terminate or (2) if Northwest transfers or encumbers the Series A preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, Nasdaq requires stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock, preferred stock or series common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could make the acquisition of the company by means of a tender offer, a proxy contest or otherwise more difficult.

Business Combinations. Our certificate of incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that Northwest Airlines Corporation and its subsidiaries will not constitute “interested stockholders” for purposes of this provision.

Classified Board. Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors with the exception of the Northwest-designated directors, will be elected each year. The classification of directors, will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock or series common stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in our bylaws.

Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of no fewer than three directors. The initial size of the board is seven, and may not be increased without approval of the Northwest-designated directors. In addition, our certificate of incorporation provides that, subject to any rights of holders of preferred stock or series common stock and unless the board otherwise determines, any vacancies other than vacancies created by the Northwest-designated directors (which vacancies would be filled by NWA Inc. as the holder of the Series A preferred stock) will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Removal of Directors. Under Delaware General Corporation Law, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Northwest-designated directors may be removed at any time by Northwest, as holder of the Series A preferred stock, with or without cause.

Stockholder Action. Our certificate of incorporation and bylaws provide that stockholder action (other than action taken by the Series A preferred stock voting as a separate class) can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by our chief executive officer or pursuant to a resolution adopted by our board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors (other than Northwest-designated directors), or bring other business before an annual or special meeting of our stockholders. This notice procedure provides that only persons who are nominated by, or at the direction, of our board of directors, the chairman of the board, Northwest with respect to its designated directors, or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company of his intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Amendment. Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote, voting together as a single class, is required to amend provisions of our certificate of incorporation relating to the indemnification of officers and directors, voting of our stock by non-U.S. citizens, and amendment of our bylaws. Our certificate of incorporation further provides that certain provisions of our bylaws may only be amended by our board or by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, voting together as a single class.

Stockholder Rights Agreement

Under our stockholder rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $80, subject to adjustment, one “unit” of one one-hundredth of a share of our Series B preferred stock under circumstances provided for in the rights agreement.

The purpose of the rights agreement is to:

•	give our board the opportunity to negotiate with any persons seeking to obtain control of us;

•	deter acquisitions of voting control of us without assurance of fair and equal treatment of all our stockholders; and

•	prevent a person from acquiring in the market a sufficient amount of our voting power to be in a position to block an action sought to be taken by our stockholders.

The exercise of the rights would cause substantial dilution to a person attempting to acquire us on terms not approved by our board and, therefore, would significantly increase the price that person would have to pay to complete the acquisition. The rights agreement may deter a potential acquisition or tender offer. Northwest is exempted from the restrictions in the rights agreement, such that its acquisition of our stock would not trigger the purchase rights described above.

Initially, the rights will be evidenced by the certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

•	ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the shares of common stock then outstanding; and

•	ten days, or later, if determined by our board prior to any person or group of affiliated persons (other than Northwest) acquiring 15% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in the beneficial ownership by a person or group (other than Northwest) of 15% or more of the shares of common stock then outstanding.

As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued will be issued with rights. Shares distributed after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

•	the exercise, conversion or exchange of securities issued prior to the distribution date;

•	employee plans or arrangements we adopted prior to the distribution date; and

•	the exercise of stock options that were granted or awarded prior to the distribution date. The rights are not exercisable until the distribution date.

The rights will expire on November 19, 2013, unless extended or redeemed or exchanged by us, as described below. The exercise price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then-current market price of the preferred stock or upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in preferred stock, or of subscription rights or warrants, other than those referred to above.

The number of outstanding rights is also subject to adjustment in the event of a stock split of the common shares or a stock dividend on the common shares payable in common shares or subdivisions, consolidations or combinations of the common shares occurring, in any such case, prior to the distribution date.

Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of preferred stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

In the event that any person or group of affiliated or associated persons (other than Northwest) acquires 15% or more of the shares of common stock then outstanding, each holder of a right, other than rights beneficially owned by the acquiring person, which will thereupon become void, will thereafter have the right to receive, upon exercise, that number of common shares, or one one-hundredth of a share of preferred stock, having a market value of two times the exercise price of the right.

In the event that, after a person or group (other than Northwest) acquires 15% or more of the shares of common stock then outstanding, the company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person which will have become void, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company, or its parent, having a fair market value equal to two times the exercise price of the right.

At any time after any person or group (other than Northwest) acquires 15% or more of the shares of common stock then outstanding and prior to the acquisition by such person or group of beneficial ownership of a number of common shares equal to 50% or more of the number of outstanding common shares, our board may exchange the rights, other than rights owned by such person or group which will have become void, in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a share of preferred stock, or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right, subject to adjustment.

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price. No fractional shares of preferred stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of preferred stock, which may, at our election, be evidenced by depositary receipts, and in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading day prior to the date of exercise.

At any time prior to the time a person (other than Northwest) acquires 15% or more of the shares of common stock then outstanding, our board may (subject to the approval of Northwest, as the holder of the Series A preferred stock) redeem the rights in whole, but not in part, at a price of $0.01 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

For so long as the rights are then redeemable, we may amend the rights in any manner, except that we may not decrease the redemption price. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights in any manner that does not adversely affect the interests of holders of the rights. Under our certificate of incorporation, however, no amendments to the rights agreement can be made without the affirmative vote of Northwest, as the holder of the Series A preferred stock.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends.

Corporate Opportunities

Under our certificate of incorporation, we have renounced any interest or expectancy in being offered any business opportunities presented to Northwest or any of its affiliates from whatever source other than us. Therefore, if Northwest becomes aware of a potential transaction that may be a corporate opportunity for both Northwest and us, Northwest will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Northwest pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Similarly, in the event that one of our directors who was appointed to our board pursuant to Northwest’s rights under the Series A preferred stock acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Northwest, that director will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors or officers by reason of the fact that Northwest pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Registrar and Transfer Agent

The registrar and transfer agent for the common stock is EquiServe Trust Company, N.A.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect or different interpretations. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes, or common stock received pursuant to a conversion of notes, held by investors subject to special tax rules (e.g., financial institutions, insurance companies, brokerdealers, non-United States persons, partnerships and other pass-through entities and tax-exempt organizations (including private foundations)) or to persons that will hold notes, or common stock received pursuant to a conversion of notes, as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, that have a functional currency other than the United States dollar or that may be subject to the alternative minimum tax, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. This summary assumes that investors will hold their notes and common stock received pursuant to a conversion of notes as “capital assets” (generally, property held for investment) under the Code. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in the notes.

As used herein, a “U.S. holder” is a beneficial owner of notes that is, for United States federal income tax purposes:

1.	a citizen or resident alien individual of the United States;

2.	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

3.	an estate the income of which is subject to United States federal income tax regardless of its source; or

4.	a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes (or common stock upon conversion), the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisors.

Interest

Payments of interest made to a U.S. holder in respect of the notes, including any accrued and unpaid interest deemed to have been paid upon conversion, will be subject to United States federal income tax as ordinary income when received or accrued in accordance with such U.S. holder’s regular method of tax accounting for United States federal income tax purposes.

Conversion of Notes

The United States federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange as briefly discussed below.

Possible treatment as part conversion and part redemption. The conversion of a note into our common stock and cash may be treated for United States federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock. If a U.S. holder receives cash in lieu of a fractional share of stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis in the fractional share. A U.S. holder’s adjusted tax basis in the stock received upon conversion generally would be equal to the portion of its adjusted tax basis in a note allocable to the portion of the note deemed converted (less the basis allocable to any fractional share for which the U.S. holder receives cash). A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of United States federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Possible treatment as a recapitalization. The conversion of a note into our common stock and cash may instead be treated in its entirety as a recapitalization for United States federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange over (B) the U.S. holder’s adjusted tax basis in the notes; and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares). With respect to cash received in lieu of a fractional share of common stock, the U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash (and would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the U.S. holder’s adjusted tax basis in the notes that is allocated to the fractional share). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted (less any basis allocable to any fractional shares deemed received in the conversion), decreased by the aggregate amount of cash (other than cash in lieu of fractional shares) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Treatment of accrued and unpaid interest. Notwithstanding the foregoing, in either characterization, the amount received by a U.S. holder on the conversion of a note will be subject to United States federal income tax as ordinary income to the extent such amount is attributable to accrued and unpaid interest not previously included in gross income.

U.S. holders are urged to consult their tax advisors with respect to the United States federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Sale or Exchange of Notes or Common Stock Received upon Conversion of Notes

Upon the sale or exchange of a note (other than a conversion), or of common stock received upon conversion of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash proceeds and the fair market value of any property received on such sale, exchange or receipt (except to the extent such amount is attributable to accrued interest not previously included in gross income, which will be subject to tax as ordinary income) and (b) the U.S. holder’s adjusted tax basis in the note or common stock. Such gain or loss will be long-term if the U.S. holder is treated as holding the note and common stock received upon conversion of a note, for more than one year at the time of sale, exchange or receipt. Generally, long-term capital gain for certain non-corporate U.S. holders (including individuals) is eligible for a reduced rate of taxation. The amount deductible in respect of a capital loss is subject to limitations under the Code.

Notwithstanding the foregoing, upon a purchase of the notes by us at a U.S. holder’s option upon a change in control, if we elect to pay the make-whole premium in common stock, the tax consequences to a U.S. holder on the receipt of common stock are unclear. We intend to treat the payment of the make-whole premium in common stock as additional consideration taxable to a U.S. holder upon a purchase of the notes by us at the U.S. holder’s option upon a change in control. Under this treatment, a U.S. holder would have a tax basis in the common stock received in an amount equal to the fair market value of the common stock on the date of the U.S. holder’s receipt of the common stock. Payments of make-whole premium in another form of consideration may also be taxable to a U.S. holder. U.S. holders should consult their own tax advisors with respect to alternative United States federal income tax characterizations of the receipt of common stock as a make-whole premium upon a purchase of the notes by us at a U.S. holder’s option upon a change in control, as well as with respect to the treatment of make-whole premium paid with another form of consideration.

Constructive Distributions

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is adjusted, such adjustment generally will be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to U.S. holders of the notes. For example, an adjustment of the conversion rate in the event of distributions of our debt instruments, or our assets, or an adjustment in the event of a cash dividend, generally will result in deemed dividend treatment to U.S. holders of the notes. In contrast, an adjustment in the event of pro rata stock dividends or the pro rata distribution of rights to subscribe for our common stock generally will not result in a taxable distribution to U.S. holders of notes for United States federal income tax purposes. As a result, a U.S. holder could have taxable income as a result of an event pursuant to which the U.S. holder receives no cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the shareholders in our assets or earnings and profits, then such increase in the proportionate interest of the shareholders generally will be treated as a distribution to the shareholders, taxable as a dividend to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the notes, however, will generally not be considered to result in a constructive dividend distribution.

Distributions

Cash distributions, if any, made on our common stock generally will be included in the gross income of a U.S. holder of our common stock as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of such U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder that is subject to United States federal income tax may be eligible for a dividends received deduction. Dividends received by certain non-corporate U.S. holders (including individuals) will generally be subject to tax at a reduced rate of United States federal income tax, provided certain holding period and other requirements are satisfied.

Additional Interest

We may be required to make payments of additional interest if, among other things, we do not timely file or make effective a registration statement, as described under “Description of the Notes — Registration Rights.” We intend to take the position for United States federal income tax purposes that the possibility of the payment of such additional interest is remote and therefore that any payments of additional interest should be taxable to a U.S. holder as additional ordinary income when received or accrued, in accordance with the U.S. holder’s regular method of tax accounting for United States federal income tax purposes. Our determination is binding on U.S. holders of the notes, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the notes. The IRS could take a contrary position from that described above, which could affect the timing, amount and character of the U.S. holder’s income from the notes with respect to the payments of additional interest. If we are required to pay additional interest because we fail to timely file or cause to be declared effective a registration statement or for any other reason, U.S. holders should consult their tax advisors concerning the appropriate tax treatment of the payment of additional interest with respect to the notes.

Backup Withholding and Information Reporting

Payments we make to a U.S. holder related to the notes or the common stock will be reported to the IRS, unless the U.S. holder is an exempt recipient or otherwise establish an exemption. Backup withholding may apply to payments received by a U.S. holder if the U.S. holder fails to provide us with certain identifying information (including the U.S. holder’s correct taxpayer identification number) in the manner required or is not otherwise exempt from this requirement. Generally, individuals are not exempt recipients and corporations are exempt recipients. The amount of backup withholding withheld from payments to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund provided the U.S. holder timely furnishes the required information to the IRS.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes at maturity beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling securityholder’s notes.

The notes are convertible into shares of our common stock only if the conversion value (computed as set forth under “Description of Notes — Conversion Rights” above) is greater than or equal to $1,000. If the conversion value exceeds $1,000, the notes are convertible into the original principal amount of $1,000 and a number of “remaining shares” of our common stock determined by a formula based on the closing price for our stock on each of the ten consecutive trading days of the conversion reference period (see, again, “Description of Notes — Conversion Rights” above), subject to our right to elect to deliver cash in lieu of all or a portion of such remaining shares. Because the number of shares of our common stock that might be issuable under that formula at a particular time in the future is indeterminable, the numbers of shares of our common stock shown in the following table to be beneficially owned by and offered by each of the selling securityholders reflects the maximum possible number of shares into which such selling securityholder’s notes are convertible under the terms of the Indenture. Such numbers of shares would only be issuable upon conversion of the notes if the price of our common stock significantly exceeds the levels at which it currently trades. See “Description of Notes — Conversion Rights”.

	Principal Amount of Notes		Number of Shares of Common Stock
	Beneficially Owned				Owned After
	and Offered Hereby	Percentage of Notes	Beneficially	Offered Hereby	the Offering
Securityholders (1)	(1)	Outstanding	Owned (1)(2)	(1)(2)	(3)
O2 Master Fund Ltd. (4)	$11,827,000	9.8%	$1,087,040	$1,087,040	—
DBAG London	9,729,000	8.0%	894,209	894,209	—
Putnam Convertible Income — Growth Trust	7,500,000	6.2%	689,338	689,338	—
Saramac Capital Management L.P.	6,500,000	5.4%	597,426	597,426	—
UBS AG London F/B/O HFS	6,500,000	5.4%	597,426	597,426	—
Polaris Vega Fund L.P.	5,700,000	4.7%	523,897	523,897	—
Merrill Lynch, Pierce, Fenner and Smith	5,440,000	4.5%	500,000	500,000	—
Sunrise Partners Limited Partnership	4,050,000	3.3%	372,242	372,242	—
Quattro Fund Ltd.	3,600,000	3.0%	330,882	330,882	—
Nuveen Preferred & Convertible Income Fund JQC	3,550,000	2.9%	326,286	326,286	—
UBS F/B/O O’Connor Global Convertible Arbitrage Master Limited	3,500,000	2.9%	321,691	321,691	—
CNH CA Master Account, L.P.	3,000,000	2.5%	275,735	275,735	—
Nuveen Preferred & Convertible Income Fund JPC	2,625,000	2.2%	241,268	241,268	—
State of Oregon / Equity	2,100,000	1.7%	193,015	193,015	—
BNP Paribas Arbitrage	2,000,000	1.7%	183,823	183,823	—
Geode U.S. Convertible Arbitrage Fund, as segregated account of Geode Capital Management Fund, Ltd.	2,000,000	1.7%	183,823	183,823	—
Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio (5)	2,000,000	1.7%	183,823	183,823	—
Linden Capital LP	1,750,000	1.4%	160,845	160,845	—
BNP Paribas Equity Strategies, SNC	1,016,000	*	93,382	93,382	—
Boilermakers Blacksmith Pension Trust	950,000	*	87,316	87,316	—
Arkansas PERS	735,000	*	67,555	67,555	—
Argent Classic Convertible Arbitrage Fund L.P.	650,000	*	59,743	59,743	—
Sphinx Convertible Arb Fund SPC	522,000	*	47,978	47,978	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	520,000	*	47,794	47,794	—
B.P. Amoco PLC Master Trust	504,000	*	46,323	46,323	—
Delaware PERS	425,000	*	39,062	39,062	—
The Estate of James Campbell Est 2	404,000	*	37,132	37,132	—
Quattro Multistrategy Masterfund LP	400,000	*	36,765	36,765	—
Southern Farm Bureau Life Insurance	375,000	*	34,467	34,467	—
Xavex Convertible Arbitrage 10 Fund	330,000	*	30,331	30,331	—
SSI Hedged Convertible Market Neutral L.P.	285,000	*	26,195	26,195	—
AstraZeneca Holdings Pension	225,000	*	20,680	20,680	—
Delta Airlines Master Trust	215,000	*	19,761	19,761	—
Duke Endowment	200,000	*	18,382	18,382	—
Sturgeon Limited	176,000	*	16,176	16,176	—
Goldman Sachs & Co. Profit Sharing Master Trust (4)	173,000	*	15,901	15,901	—
ICI American Holdings Trust	160,000	*	14,706	14,706	—
Singlehedge US Convertible Arbitrage Fund	150,000	*	13,787	13,787	—
Lyxor/Convertible Arbitrage Fund Limited	138,000	*	12,684	12,684	—
Argent Classic Convertible Arbitrage Fund II, L.P.	130,000	*	11,948	11,948	—
Consulting Group Capital Markets Fund	129,000	*	11,857	11,857	—
Syngenta AG	95,000	*	8,732	8,732	—
Attorney’s Title Insurance Fund	70,000	*	6,434	6,434	—
Hotel Union & Hotel industry of Hawaii Pension Plan	65,000	*	5,974	5,974	—
C&H Sugar Company Inc.	50,000	*	4,596	4,596	—
Hallmark Convertible Securities Fund	50,000	*	4,596	4,596	—
The Estate of James Campbell CH	50,000	*	4,596	4,596	—
Hawaiian Airlines Pilots Retirement Plan	45,000	*	4,136	4,136	—
Prudential Insurance Company of America	45,000	*	4,136	4,136	—
Aloha Airlines Non-Pilots Pension Trust	40,000	*	3,676	3,676	—
Aloha Pilots Retirement Trust	25,000	*	2,298	2,298	—
OCLC Online Computer Library Center Inc.	25,000	*	2,298	2,298	—
Viacom Inc. Pension Plan Master Trust	22,000	*	2,022	2,022	—
The City of Southfield Fire & Police Retirement System	19,000	*	1,746	1,746	—
Hawaiian Airlines Employees Pension Plan-IAM	15,000	*	1,379	1,379	—
Hawaiian Airlines Pension Plan for Salaried Employees	5,000	*	460	460	—

Subtotal:	$92,804,000	76.7%	$8,529,773	$8,529,773	—
Any other holders of notes or future transferees from any holder(3)	28,196,000	23.3%	2,591,542	2,591,542	—

Total:	$121,000,000	100.0%	$11,121,315	$11,121,315	—

*	Less than 1%.

(1)	Information regarding the selling securityholders may change from time to time. Information regarding any new selling securityholder (other than a transferee from a selling securityholder listed above) will be set forth if and when necessary in a post-effective amendment to the registration statement of which this prospectus is a part. Any other changed information will be set forth in supplements to this prospectus if and when necessary.

(2)	Assumes for each $1,000 in principal amount of notes a maximum of 91.9117 shares of common stock could be received upon conversion.

(3)	Assumes that any other holders of notes or any future transferee from any holder do not beneficially own any common stock other than common stock into which the notes are convertible.

(4)	Daniel S. Och, as Senior Managing Member of 02 Management, LLC, the investment manager of this selling securityholder, may be deemed to have voting and / or investment control to these securities.

(5)	Pursuant to an investment management agreement, R.G. Capital Management L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katnelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaim beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for an d on behalf of the Class A Convertible Crossover Segregated Portfolio,

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes from the initial purchasers in a private transactions closing on February 8, 2005 and February 11, 2005. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or owed at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. See “Risk Factors — Risks Related to the Notes — An active market for the notes may not develop.”

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders (other than underwriting discounts, commissions and transfer taxes, if any) incident to the offering and sale of the notes and the underlying common stock.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	two years after the latest date of original issuance of any of the notes;

•	the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

•	the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period or 120 days in a twelve-month period. See “Description of Notes — Registration Rights.”

The selling securityholders may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the notes or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the notes or shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.

EXPERTS

The consolidated financial statements of Pinnacle Airlines Corp. appearing in Pinnacle Airlines Corp.’s Annual Report (Form 10-K, as amended) for the year ended December 31, 2004 (including schedules appearing therein), and Pinnacle Airlines Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Pinnacle Airlines Corp. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the Commission. You may read and copy any document we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings and other information may also be inspected without charge at a website maintained by the Commission. The address of the website is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the Commission under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold:

(a)	our annual report on Form 10-K, and amendments thereto, for the year ended December 31, 2004;

(b)	our quarterly report on Form 10-Q for the three months ended March 31, 2005;

(c)	our current reports on Form 8-K, and amendments thereto, as filed on, January 7, 2005; January 11, 2005; January 13, 2005; February 1, 2005; February 3, 2005; February 8, 2005; February 11, 2005; February 15, 2005; February 23, 2005; March 10, 2005; April 5, 2005; April 6, 2005; May 4, 2005; May 5, 2005; June 6, 2005; and June 23, 2005;

(d)	those portions of our definitive proxy statement on Schedule 14A, filed on April 6, 2005, with respect to our annual meeting of stockholders held on May 12, 2005 that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2004; and

(e)	the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on November 14, 2003, including any amendment or report filed for the purpose of updating such description.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the Commission.

Requests for documents should be directed to Investor Relations, Pinnacle Airlines Corp., 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132, telephone number (901) 348-4100. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this document.

$121,000,000

PINNACLE AIRLINES CORP.

3 1/4% Senior Convertible Notes due 2025 and

Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

July 1, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with this offering, other than underwriting commissions and discounts.

Item	Amount
Securities and Exchange Commission registration fee	$14,242
Transfer Agent’s, Trustee’s and Depositary’s fees and expenses	10,000
Legal fees and expenses	15,000
Accounting fees and expenses	15,000
Printing and engraving fees and expenses	10,000
Miscellaneous expenses	5,758

Total	$70,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article Seventh of the registrant’s certificate of incorporation requires indemnification to the fullest extent permitted by Delaware law. The registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant, in such capacities, may incur. The registrant’s amended and restated certificate of incorporation requires the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Eleven of the registrant’s certificate of incorporation includes such a provision.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit
1.1 (a)	Purchase Agreement, dated as of February 3, 2005, by and among, Pinnacle Airlines Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc.
4.1 (b)	Specimen Stock Certificate
4.2 (b)	Rights Agreement between the registrant and EquiServe Trust Company, N.A., as Rights Agent

Exhibit
Number	Description of Exhibit
4.3 (c)	Indenture, dated as of February 8, 2005, by and between Pinnacle Airlines Corp. and Deutsche Bank Trust Company
4.4 (d)	Registration Rights Agreement, dated as of February 8, 2005, by and among Pinnacle Airlines Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc.

5.1 *	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

12.1 *	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1 #	Consent of Ernst & Young LLP

23.2 *	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (contained in Exhibit 5.1)

24.1 *	Power of Attorney (included on signature page)

25.1 *	Statement of Eligibility of Trustee

#	Filed herewith.

*	Previously filed.

(a)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.

(b)	Incorporated by reference to the Registrant’s Registration Statement Form S-1 (Registration No. 333-83359), as amended.

(c)	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.

(d)	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.	The undersigned Registrant hereby undertakes that:

(a)	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(b)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on July 1, 2005.

PINNACLE AIRLINES CORP.
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
*	President, Chief Executive Officer and Director	July 1, 2005
Philip H. Trenary	(Principal Executive Officer)

*	Vice President and Chief Financial Officer	July 1, 2005
Peter D. Hunt	(Principal Accounting Officer)

*	Chairman, Director	July 1, 2005
Stephen E. Gorman

*	Director	July 1, 2005
Donald J. Breeding

*	Director	July 1, 2005
J. Timothy Griffin

SIGNATURE	TITLE	DATE
*	Director	July 1, 2005
Robert D. Isom, Jr.

*	Director	July 1, 2005
James E. McGehee, Jr.

*	Director	July 1, 2005
Robert A. Peiser

*	Director	July 1, 2005
Thomas S. Schreier, Jr.

*	Director	July 1, 2005
R. Philip Shannon

*	Director	July 1, 2005
Nicholas R. Tomassetti

Peter D. Hunt, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterik(*), pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on May 4, 2005.

By:	/s/ Peter D. Hunt
Attorney-in-fact
Peter D. Hunt

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
1.1 (a)	Purchase Agreement, dated as of February 3, 2005, by and among, Pinnacle Airlines Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc.
4.1 (b)	Specimen Stock Certificate
4.2 (b)	Rights Agreement between the registrant and EquiServe Trust Company, N.A., as Rights Agent
4.3 (c)	Indenture, dated as of February 8, 2005, by and between Pinnacle Airlines Corp. and Deutsche Bank Trust Company
4.4 (d)	Registration Rights Agreement, dated as of February 8, 2005, by and among Pinnacle Airlines Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc.

5.1 *	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

12.1 *	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1 #	Consent of Ernst & Young LLP

23.2 *	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (contained in Exhibit 5.1)

24.1 *	Power of Attorney (included on signature page)

25.1 *	Statement of Eligibility of Trustee

#	Filed herewith.

*	Previously filed.

(a)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.

(b)	Incorporated by reference to the Registrant’s Registration Statement Form S-1 (Registration No. 333-83359), as amended.

(c)	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.

(d)	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report of Form 8-K filed on February 8, 2005.